SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549


                                  SCHEDULE 13G
                                 (Rule 13d-102)
           Information to be Included in Statements Filed Pursuant to
            Rule 13d-1(b), (c), and (d) and Amendments Thereto Filed
                            Pursuant to Rule 13d-2(b)


                               (Amendment No. 13)1



                              X-Rite, Incorporated
                                (Name of Issuer)


                     Common Stock, Par Value $.10 Per Share
                         (Title of Class of Securities)


                                    983857103
                                 (CUSIP Number)

                                December 31, 1998
             (Date of Event which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

                               ___   Rule 13d-1(b)
                               _X_   Rule 13d-1(c)
                               ___   Rule 13d-1(d)


1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                      (Continues on the following page(s))

                                Page 1 of 9 Pages

CUSIP NO. 983857103                 13G                        Page 2 of 9 Pages



1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          Leonard C. Blanding

2         Check the Appropriate Box if a Member of a Group              (a)  [ ]
          (See Instructions)                                            (b)  |X|


3         SEC Use Only


4         Citizenship or Place of Organization

          United States of America

        Number of         5    Sole Voting Power
                                                 1,437,132
         Shares
                          6    Shared Voting Power
      Beneficially                                       0

        Owned by          7    Sole Dispositive Power
                                                 1,437,132
     Each Reporting
                          8    Shares Dispositive Power
      Person With                                        0


9         Aggregate Amount Beneficially Owned by Each Reporting Person

                           1,457,132

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


11        Percent of Class Represented by Amount in Row (9)

                           6.9%

12        Type of Reporting Person (See Instructions)

                            IN

CUSIP NO. 983857103                   13G                      Page 3 of 9 Pages



1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          Lawrence E. Fleming

2         Check the Appropriate Box if a Member of a Group              (a)  [ ]
          (See Instructions)                                            (b)  |X|


3         SEC Use Only


4         Citizenship or Place of Organization

          United States of America

        Number of         5    Sole Voting Power
                                                 1,100,000
         Shares
                          6    Shared Voting Power
       Beneficially                                      0

        Owned by          7    Sole Dispositive Power
                                                 1,100,000
     Each Reporting
                          8    Shares Dispositive Power
     Person With                                         0

9         Aggregate Amount Beneficially Owned by Each Reporting Person

                         1,130,000

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares |X| (See Instructions)


11        Percent of Class Represented by Amount in Row (9)

                         5.4%

12        Type of Reporting Person (See Instructions)

                         IN

CUSIP NO. 983857103                  13G                       Page 4 of 9 Pages


1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          Rufus S. Teesdale

2         Check the Appropriate Box if a Member of a Group              (a)  [ ]
          (See Instructions)                                            (b)  |X|


3         SEC Use Only


4         Citizenship or Place of Organization

          United States of America

        Number of         5    Sole Voting Power
                                                 1,491,093
         Shares
                          6    Shared Voting Power
      Beneficially                                       0

        Owned by          7    Sole Dispositive Power
                                                 1,491,093
     Each Reporting
                          8    Shares Dispositive Power
      Person With                                        0


9         Aggregate Amount Beneficially Owned by Each Reporting Person

                        1,531,093

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


11        Percent of Class Represented by Amount in Row (9)

                         7.3%

12        Type of Reporting Person (See Instructions)

                          IN

CUSIP NO. 983857103                 13G                        Page 5 of 9 Pages


1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

          D. Ted Thompson

2         Check the Appropriate Box if a Member of a Group              (a)  [ ]
          (See Instructions)                                            (b)  |X|


3         SEC Use Only


4         Citizenship or Place of Organization

          United States of America


        Number of         5    Sole Voting Power
                                                 1,368,300
          Shares
                          6    Shared Voting Power
       Beneficially                                      0

         Owned by         7    Sole Dispositive Power
                                                 1,368,300
     Each Reporting
                          8    Shares Dispositive Power
      Person With                                        0


9         Aggregate Amount Beneficially Owned by Each Reporting Person

                      1,508,300

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares |X| (See Instructions)


11        Percent of Class Represented by Amount in Row (9)

                        7.2%

12        Type of Reporting Person (See Instructions)

                        IN

CUSIP NO. 983857103                 13G                        Page 6 of 9 Pages


Item 1(a)         Name of Issuer:

                  X-Rite, Incorporated

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  3100 44th Street, S.W.
                  Grandville, MI 49418

Item 2(a)         Name of Person Filing:

                  Leonard C. Blanding
                  Lawrence E. Fleming
                  Rufus S. Teesdale
                  D. Ted Thompson

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  Leonard C. Blanding             6600 Tanglewood, S.E.
                                                  Grand Rapids, MI 49546

                  Lawrence E. Fleming             6200 Hall Street, S.E.
                                                  Grand Rapids, MI 49546

                  Rufus S. Teesdale               3152 E. Gatehouse Drive, S.E.
                                                  Grand Rapids, MI 49546

                  D. Ted Thompson                 3100 44th Street, S.W.
                                                  Grandville, MI 49418

Item 2(c)         Citizenship:

                  United States of America

Item 2(d)         Title of Class of Securities:

                  Common Stock, Par Value $.10

Item 2(e)         CUSIP Number:

                  983857103

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c) check whether the person filing is a:

         (a)      [ ]   Broker or Dealer registered under Section 15 of the Act;

         (b)      [ ]   Bank as defined in Section 3(a)(6) of the Act;

         (c)      [ ]   Insurance company as defined in Section 3(a)(19) of the
                        Act;

         (d)      [ ]   Investment company registered under Section 8 of the
                        Investment Company Act;

         (e)      [ ]   An investment advisor registered in accordance with
                        Rule 13d-1(b)(1)(ii)(E);

         (f)      [ ]   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);

CUSIP NO. 983857103                 13G                        Page 7 of 9 Pages



         (g)      [ ]   A parent holding company or control person, in
                        accordance with Rule 13d-1(b)(ii)(G);

         (h)      [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

         (i)      [ ]   A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act;

         (j)      [ ]   A savings association  as defined in Section 3(b) of the
                        Federal Deposit Insurance Act.


                   If this statement is filed pursuant to Rule 13d-1(c), check
                   this box     [X]

Item 4            Ownership:

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Leonard C. Blanding

     (a)       Amount beneficially owned:                              1,457,132

     (b)       Percent of Class:                                            6.9%

     (c)       Number of shares as to which such person has:

               (i)      Sole power to vote or to direct the vote:      1,437,132

               (ii)     Shared power to vote or to direct the vote:            0

               (iii)    Sole power to dispose or to direct the
                        disposition of:                                1,437,132

               (iv)     Shared power to dispose or to direct the
                        disposition of:                                        0

                Note: The amount beneficially owned includes options for 20,000 shares exercisable within 60 days.

Lawrence E. Fleming

     (a)       Amount beneficially owned:                              1,130,000

     (b)       Percent of Class:                                            5.4%

     (c)       Number of shares as to which such person has:

               (i)      Sole power to vote or to direct the vote:      1,100,000

               (ii)     Shared power to vote or to direct the vote:            0

               (iii)    Sole power to dispose or to direct the
                        disposition of:                                1,100,000

               (iv)     Shared power to dispose or to direct the
                        disposition of:                                        0

               Note: The amount beneficially owned includes options for 30,000 shares exercisable within 60 days, but does not include 500,000 shares held by a trust for which Mr. Fleming's wife serves as a trustee and as to which Mr. Fleming disclaims beneficial ownership.

CUSIP NO. 983857103                13G                         Page 8 of 9 Pages


Rufus S. Teesdale

     (a)       Amount beneficially owned:                              1,531,093

     (b)       Percent of Class:                                            7.3%

     (c)       Number of shares as to which such person has:

               (i)      Sole power to vote or to direct the vote:      1,491,093

               (ii)     Shared power to vote or to direct the vote:            0

               (iii)    Sole power to dispose or to direct the
                        disposition of:                                1,491,093

               (iv)     Shared power to dispose or to direct the
                        disposition of:                                        0

               Note:   The amount beneficially owned includes options for 40,000
               shares exercisable within 60 days.

D. Ted Thompson

     (a)       Amount beneficially owned:                              1,508,300

     (b)       Percent of Class:                                            7.2%

     (c)       Number of shares as to which such person has:

               (i)      Sole power to vote or to direct the vote:      1,368,300

               (ii)     Shared power to vote or to direct the vote:            0

               (iii)    Sole power to dispose or to direct the
                        disposition of:                                1,368,300

               (iv)     Shared power to dispose or to direct the
                        disposition of:                                        0

               Note: The amount beneficially owned includes options for 140,000 shares exercisable within 60 days, but does not include 160,000 shares held by a trust for which Mr. Thompson's wife serves as trustee, as to which Mr. Thompson disclaims beneficial ownership.

Item 5         Ownership of Five Percent or Less of a Class:

               Not applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by Parent Holding
               Company:

               Not applicable

Item 8         Identification and Classification of Members of the Group:

               Not applicable

CUSIP NO. 983857103                 13G                        Page 9 of 9 Pages



Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                                  February 12, 1999
                                                       (Date)

                                               /s/ Leonard C. Blanding
                                                     (Signature)
                                                 Leonard C. Blanding
                                                   (Name and Title)


                                                  February 12, 1999
                                                       (Date)

                                               /s/ Lawrence E. Fleming
                                                     (Signature)
                                                 Lawrence E. Fleming
                                                   (Name and Title)


                                                  February 12, 1999
                                                       (Date)

                                                /s/ Rufus S. Teesdale
                                                     (Signature)
                                                   Rufus S. Teesdale
                                                   (Name and Title)


                                                  February 12, 1999
                                                       (Date)

                                                 /s/ D. Ted Thompson
                                                     (Signature)
                                                   D. Ted Thompson
                                                   (Name and Title)
257991